Exhibit 10.1

LICENSE CO-DEVELOPMENT PARTICIPATION AGREEMENT

THIS LICENSE CO-DEVELOPMENT PARTICIPATION AGREEMENT (this "Agreement") is made and entered into as of [_______], 2020 (the “Effective Date”) by and between ZIVO BIOSCIENCE, INC., a Nevada corporation (“ZIVO” or the “Company”), whose address is 2804 Orchard Lake Rd., Suite 202, Keego Harbor, Michigan 48320, Attention: Andrew Dahl, CEO, whose email is: adahl@zivobioscience.com, and [_________] ("Partner") whose address is _____, Attention

 , whose email is: ____________________________

.

RECITALS

A.The Company is in the business of, among other things, generating fees (the “Fees”) from licensing or selling bioactive ingredients or molecules (including its TLR4 Inhibitor molecule) derived from the Company’s algae cultures.

B.The Company has received interest from potential licensees (each a “Licensee”) and desires to provide what is requested from or necessary for a Licensee to execute a license agreement (a “License”). The Company and Partner desire to enter into a Participation Agreement for Partner to fund a portion of the budgeted costs (estimated to be $3 million) for the Company’s work to enter into such a License and receive certain share of revenues from any such License.

C.The Company and Partner desire to set forth certain rights and obligations relating to such funding of the License work, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recital, the mutual covenants, agreements and undertakings set forth below, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the undersigned agree as follows:

1. Funding and Revenue Share. Partner shall fund the amount of $[______] (“Partner’s Funding Portion”) to the Company promptly upon execution of this Agreement by wire transfer to the Company’s designated bank account. Subject to the Company’s exercise of the Company’s Option (defined below), during the term of this Agreement, Partner shall be entitled to [_____________] ([___]%) of all Fees generated by the Company from licensing or selling bioactive ingredients or molecules (including its TLR4 Inhibitor molecule) derived from the Company’s algae cultures and actually received from any Licensee (the “Revenue Share”). Partner shall also be entitled to a warrant to purchase [_______]shares of common stock of the Company at an exercise price of [_________]cents ($0.[__]) per share (the “Warrant”) exercisable during the five (5) year term following the issuance date. The Company shall issue such Warrant promptly upon execution of this Agreement in accordance with its normal process and procedures. Such Warrant and the common shares issuable upon exercise of the Warrant shall be subject to all applicable securities laws and regulations. Both the number of shares subject to such Warrant and the Warrant exercise price shall be adjusted in the event of any stock split, recapitalization, merger or other event affecting the capitalization of the Company.

2. Company Buy Out Option. Partner hereby grants the Company the right, but not the obligation (the “Option”), to purchase all of Partner’s right, title and interest in and to the Revenue Share for the purchase price (the “Option Price”) equal to Partner’s Funding Portion plus forty percent (40%) of such amount of Partner’s Funding Portion. [Such Option shall not be exercisable unless and until Partner has received Revenue Share payments at least equal to $[______]]. [In the event such Option is exercised at a date later than 18 months after the date of this Agreement, then the forty percent (40%) in the previous sentence shall be increased to fifty percent (50%).] The Company may exercise its Option by delivering written notice to Partner of its intent to exercise the Option along with payment due to Partner relating to the exercise of the Option. Such notice shall also state the payment terms of such purchase price which may be paid, in the Company’s sole discretion, in one lump sum or in 4 equal quarterly payments. Upon the Company’s exercise of its Option, Partner shall no longer be entitled to any revenue share from any revenue or license of any type from the Company; provided, however, Partner may retain any Revenue Share payments previously paid to Partner by the Company prior to the exercise of the Option, as well as the Warrant. In the event of non-payment of the revenue share or any portion of the Option Price by the Company, Partner shall have the right to pursue and collect all such amounts and be entitled to its legal fees in such collection efforts if it prevails.

3. Partner’s Rights. The parties agree that Partner’s right to receive payment hereunder shall not be deemed to be equity but shall be a contract right. The Company shall not assert that the rights of the Company’s equity holders with respect to such equity are senior to or pari passu with the rights of Partner to payments hereunder.

4. Confidentiality.

(a)Partner acknowledges that by reason of Partner's duties to and association with the Company Partner has had and will have access to and has and will become informed of Confidential Information (as defined below) which is a competitive asset of the Company. Partner agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information during or after the Term, except for use in Partner's regular authorized duties on behalf of the Company. Partner acknowledges that all documents and other property including or reflecting Confidential Information furnished to Partner by the Company or otherwise acquired or developed by Partner during the Term shall at all times be the property of the Company. Partner shall take all reasonable and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Partner shall deliver to the Company, at termination of this Agreement and at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof, including any of the foregoing in electronic form) relating to the Confidential Information or the business of the Company which Partner may then possess or have under Partner's control.

(b)The parties intend that the covenants set forth in this Section 4 shall be a series of separate covenants with respect to the Company’s business, one for each and every state and county of the United States. If any court determines that any covenant set forth in Section 4, or any portion of any such covenant, is invalid or unenforceable, the remainder of the covenants set forth in this Section 4 shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any covenant set forth in this Section 4, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and to enforce such covenant or portion in such reduced form. The parties intend to and hereby confer jurisdiction to enforce the covenants set forth in this Section 4 on the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants set forth in this Section 4, or any portion of any such covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the parties’ intention that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions.

(c)The parties covenant and agree that in the event of a breach or attempted breach of any of the covenants set forth in this Section 4, in addition to any and all legal and equitable remedies immediately available, such covenants may be enforced by a temporary and/or permanent injunction in an action in equity. The parties acknowledge that the remedy at law for a breach or threatened breach of any of the covenants set forth in this Section 4 above would be inadequate. Notwithstanding the foregoing, the Company may not offset or reduce the Consulting Fee by any damages arising under this Section 4.

(d)For purposes hereof, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Partner in connection with Partner's relationship with the Company prior to the date hereof or during Partner's relationship with the Company and that relates to the business, products, services, financing, research or development of the Company or its suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including financial information and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company's suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information shall not include information that: (1) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (2) was rightfully received by Partner from a third party without a breach of any obligation of confidentiality by such third party; (3) was known to Partner prior to Partner’s relationship with the Company; or (4) is required to be disclosed pursuant to any applicable law or court order.

5. Miscellaneous.

(a)Notices. Any notice, demand, request or other communication which is permitted, required or desired to be given in connection with this Agreement or Partner's engagement by the Company as a Partner must be in writing and shall be deemed to be duly given when (i) personally delivered, (ii) deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses (or at such other address as shall be given in writing to the parties to this Agreement or their permitted successors or assigns), or (iii) emailed to the parties at the following email addresses (or at such other email addresses as shall be given in writing to the parties to this Agreement or their permitted successors or assigns), with a hard copy to follow in the manner contemplated in either clause (i) or (ii) above, as stated above.

(b)Agreement Binding. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the Company, Partner and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as the case may be. This Agreement may not be assigned by Partner without the prior written consent of the Company, which consent may be withheld in its sole and absolute discretion.

(c)Choice of Law; Venue. This Agreement has been executed in, and shall be construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to the conflict of laws principles of such State. The parties submit to the sole and exclusive jurisdiction of the Oakland County Circuit Court and the United States Federal District Court for the Eastern District of Michigan. The parties stipulate that the venues referenced in this Agreement are convenient. Each of the parties hereto knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement.

(d)Attorneys’ Fees. If the Company defaults in its obligations under this Agreement and this Agreement is enforced by or through an attorney, the Company shall pay all reasonable out-of-pocket costs of enforcement and collection, including, but not limited to reasonable out-of-pocket attorney’s fees.

(e)Amendments. This Agreement may not be modified or amended except pursuant to a written instrument executed by the Company and Partner.

(f)Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Company and Partner with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof.

(g)Headings. The section headings and captions used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

(h)Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be modified so as to be enforceable to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(i)Counterparts; Copies. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Copies (facsimile, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

IN WITNESS WHEREOF, the Company and Partner have executed this License Co- Development Participation Agreement as of the date first written above.

PARTNER:

COMPANY:

ZIVO BIOSCIENCE, INC.
a Nevada corporation

By:	/s/
Name:
Its: